                                                                   EXHIBIT 10.12

                                                                  EXECUTION COPY

                    MASTER CONSTRUCTION MANAGEMENT AGREEMENT

                                      AMONG

                  CALPINE CONSTRUCTION MANAGEMENT COMPANY, INC.

                           CALPINE GENERATING COMPANY

                                       AND

                            CERTAIN FACILITY OWNERS

                           DATED AS OF MARCH 23, 2004

                                TABLE OF CONTENTS


                                                                                   Page
                                                                                   -----
ARTICLE 1. DEFINITIONS; GENERAL REFERENCES......................................    1
    1.1     Definitions.........................................................    1
    1.2     General Terms.......................................................    1

ARTICLE 2. EXHIBITS.............................................................    2
    2.1     Exhibits............................................................    2
    2.2     Conflicting Provisions..............................................    2

ARTICLE 3. APPOINTMENT; SERVICES GENERALLY......................................    2
    3.1     Appointment.........................................................    2
    3.2     Services............................................................    3
    3.3     Personnel...........................................................    5
    3.4     Authority of Construction Manager...................................    5
    3.5     Right to Request Instruction.......................................     5
    3.6     Cooperation and Consultation.......................................     6
    3.7     Construction Manager Representative.................................    6
    3.8     Limitations on Authority............................................    6

ARTICLE 4. OWNER'S RESPONSIBILITIES.............................................    6
    4.1     General.............................................................    6
    4.2     Construction Financing..............................................    6
    4.3     Owner Representative................................................    6
    4.4     Site Surveys; Access................................................    7
    4.5     Permits, Easements,etc..............................................    7
    4.6     Professional Services...............................................    7
    4.7     Prompt Provision....................................................    7
    4.8     Hazardous Substances................................................    7
    4.9     Taxes...............................................................    7

ARTICLE 5. CONSTRUCTION MANAGER'S COMPENSATION..................................    7
    5.1     Generally...........................................................    7
    5.2     Budget..............................................................    8
    5.3     Payment.............................................................    8
    5.4     Interest............................................................    8
    5.5     Accounting and Auditing.............................................    8
    5.6     No Fees.............................................................    9

ARTICLE 6. INDEMNIFICATION AND LIMITATIONS ON LIABILITY.........................    9
    6.1     Indemnification By Construction Manager.............................    9

    6.2     Indemnification by Facility Owner...................................    9
    6.3     Environmental Indemnity.............................................    9
    6.4     Limitation of Liability.............................................    9
    6.5     Limitations on Recourse.............................................   10
    6.6     No Warranties or Guarantees.........................................   10

ARTICLE 7. TERM AND TERMINATION.................................................   10
    7.1     Term ...............................................................   10
    7.2     Termination.........................................................   10
    7.3     Termination for Convenience.........................................   11
    7.4     Rights Upon Termination.............................................   12
    7.5     Termination Payment.................................................   12
    7.6     Suspension..........................................................   12

ARTICLE 8.  FORCE MAJEURE.......................................................   13
    8.1     Excuse for Force Majeure............................................   13
    8.2     Legal Changes.......................................................   13

ARTICLE 9.  INSURANCE...........................................................   13
    9.1     Owner's Insurance...................................................   13
    9.2     Construction Manager's Insurance....................................   13
    9.3     Evidence of Insurance...............................................   14
    9.4     Endorsements........................................................   14
    9.5     Coverage under Owner's Policies.....................................   14

ARTICLE 10. MISCELLANEOUS.......................................................   14
    10.1    Assignment..........................................................   14
    10.2    Governing Law;Forum.................................................   14
    10.3    Entire Agreement....................................................   14
    10.4    Survival............................................................   15
    10.5    Waivers.............................................................   15
    10.6    Notices.............................................................   15
    10.7    Partial Invalidity..................................................   15
    10.8    Not for Benefit of Third Parties....................................   16
    10.9    Headings............................................................   16
    10.10   Counterparts........................................................   16

    APPENDIX A             Definitions
    APPENDIX B             Facility Descriptions
    EXHIBIT A              Services Description
    EXHIBIT B              Construction Management Budget

                    MASTER CONSTRUCTION MANAGEMENT AGREEMENT

            THIS MASTER CONSTRUCTION MANAGEMENT AGREEMENT (the "Agreement"), dated as of March 23, 2004 (the "Effective Date"), is entered into by and among CALPINE GENERATING COMPANY, LLC, a Delaware limited liability company ("CGC"), each of the wholly-owned subsidiaries of CGC listed on the signature page hereof (each a "Facility Owner"), and CALPINE CONSTRUCTION MANAGEMENT COMPANY, INC., a Delaware corporation ("Construction Manager").

                                    RECITALS

      A. Each of Facility Owners owns and is presently constructing gas-fired, combined-cycle electric generation facilities described on Appendix B attached hereto (each a "Facility").

      B. The Facility Owners are indirect, wholly-owned subsidiaries of CGC.

      C. Each Facility Owner desires to enter into this Agreement with Construction Manager pursuant to which Construction Manager shall provide the Services with respect to such Facility Owner's Facility as more fully described herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS; GENERAL REFERENCES

      1.1 Definitions. Capitalized terms used in this Agreement without other definition shall have the meanings specified in Appendix A to this Agreement, unless the context requires otherwise.

      1.2 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof are references to this Agreement (including its Exhibits), taken as a whole, the term "includes" or "including" shall mean "including, without limitation," and references to a "Section," "subsection," "clause," "Article," "Exhibit," "Appendix," or "Schedule" shall mean a Section, subsection, clause, Article, Exhibit, Appendix or Schedule of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment or modification thereof. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. Where the words "required," "approved," "satisfactory," "determined," "acceptable," "decision" or words of like import are used in this Agreement, action by Facility Owner is indicated unless the context clearly indicates otherwise.

ARTICLE 2. EXHIBITS

      2.1 Exhibits. This Agreement consists of this document itself and the following Exhibits which are specifically made a part hereof by reference:

          EXHIBIT A -  Services Description
          EXHIBIT B -  Construction Management Budget

      2.2 Conflicting Provisions. In the event of any conflict between this document and any Exhibit hereto, the terms and provisions of this Agreement, as amended from time to time, shall control. In the event of any conflict among the Exhibits, Exhibit A shall have priority over Exhibit B. Subject to the foregoing, the several instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and adjusted by the issuance of a written instruction by Facility Owner.

ARTICLE 3. APPOINTMENT; SERVICES GENERALLY

      3.1 Appointment.

      (a) Each Facility Owner hereby appoints and retains Construction Manager to provide, throughout the Term, the Services with respect to such Facility Owner's Facility on the terms and conditions set forth in this Agreement. Construction Manager hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions of this Agreement. This Agreement, including all exhibits and attachments, shall constitute a separate contract between each Facility Owner and Construction Manager with respect to the Facility owned by such Facility Owner, and "Facility Owner" shall be understood to mean the owner of the Facility in question as indicated on Appendix B. Construction Manager and each Facility Owner agree that, upon the reasonable request of either party, they will execute separate individual construction management agreements with respect to such Facility Owner's Facility on the same terms and conditions (modified as necessary to reflect the fact that only one Facility is covered) as are set forth in this Agreement. The obligations and liabilities of Construction Manager and the applicable Facility Owner with respect to a given Facility are independent of the obligations and liabilities of Construction Manager and the other Facility Owners with respect to the other Facilities, and events giving rise to a right to terminate this Agreement with respect to one Facility shall not entitle CGC, another Facility Owner or Construction Manager, as applicable, to terminate this Agreement with respect to any other Facility.

      (b) If CGC sells or otherwise transfers a Facility subject to this Agreement as permitted under the agreements between CGC and the holders of the Secured Obligations, CGC, the applicable Facility Owner and Construction Manager shall terminate this Agreement with respect to such Facility and the related Facility Owner, and, from and after the effective date of such sale, CGC, the applicable Facility Owner and Construction Manager will be released from all future liabilities, and will no longer have any obligations, hereunder with respect to such Facility. In such event, CGC, the applicable Facility Owner(s) and Construction Manager shall amend this Agreement, including Appendix B hereto, to delete such Facility and the related Facility Owner..

      3.2 Services. Construction Manager shall perform or cause to be performed on behalf of each Facility Owner the following management, administrative and other support services in connection with the day-to-day business of such Facility Owner relating to the design, engineering, procurement, construction, start-up and testing of such Facility Owner's Facility (collectively, the "Services"). All Services shall be performed in a manner consistent with the Construction Management Budget for the Facility.

            3.2.1 General Management and Administration Construction Manager shall be fully responsible for the day-to-day management and administration of all of each Facility Owner's business relating to the design, engineering, procurement, construction, start-up and testing of such Facility Owner's Facility through the Final Completion Date for such Facility, including, without limiting the generality of the scope of Services described in this Section 3.2, the specific responsibilities attached in the Services Description-set forth as Exhibit A hereto and the coordination of work under the applicable Construction Agreements, but excluding (a) any responsibilities of the Facility Owner set forth in Article 4 hereof and (b) any responsibilities of the Operator under the Operating and Maintenance Agreement.

            3.2.2 Construction Parties and Construction Agreements. Subject to
Section 3.8, Construction Manager shall represent each Facility Owner in all matters involving the Construction Parties related to the Facility Owner's Facility, shall coordinate the activities of the applicable Construction Parties under the applicable Construction Agreements and shall negotiate (subject to the applicable Facility Owner's approval) any necessary amendments to or change orders under such Construction Agreements and administer on behalf of the applicable Facility Owner the performance of all of such Facility Owner's obligations and responsibilities thereunder. Construction Manager shall manage construction of each Facility in accordance with the requirements of the Construction Agreements and Prudent Engineering Practices. Construction Manager shall use all commercially reasonable efforts to achieve Completion of each Facility by the Scheduled Completion Date for such Facility set forth on Appendix B, but does not guarantee or warrant achieving Completion by that date.

            3.2.3 Performance Testing; Completion.

                  (a) Before mechanical completion has been achieved for a Facility in accordance with the applicable Construction Contract, Construction Manager shall review and cause performance testing for all subsystems in such Facility and, as such subsystems are completed and turned over by the relevant contractor for such subsystems, shall test such subsystems and accept or reject them, as appropriate. Construction Manager shall also cause such Facility to be started up in accordance with Prudent Engineering Practices.

                  (b) After mechanical completion has been achieved for a Facility in accordance with the applicable Construction Contract, Construction Manager shall start up such Facility in accordance with the requirements of the applicable Construction Agreements and Prudent Engineering Practices and shall cause performance testing of such Facility, with the objective of causing a Successful Performance Test to occur on or prior to the applicable Performance Test Target Date. Construction Manager shall, without limitation, cause performance of each of the test procedures set forth in the applicable Major Supply Agreements and such other procedures as may have been developed by Construction Manager in the due course of project implementation.

                  (c) Each Facility Owner acknowledges that Construction Manager is not providing any performance guarantees, nor guarantying completion of a Successful Performance Test on or prior to the applicable Performance Test Target Date. Construction Manager's sole obligation with respect to performance testing of a Facility is to cause the applicable Performance Tests to be conducted in accordance with the test procedures set forth in the applicable Major Supply Agreements and such other procedures as may have been developed by Construction Manager in the due course of project implementation, and to otherwise comply with the provisions of this Section 3.2.3.

                  (d) When Construction Manager believes that a Successful Performance Test has been completed for a Facility, it shall deliver to the applicable Facility Owner a Notice of Completion. The Notice of Completion shall contain a report in a form reasonably acceptable to such Facility Owner and with sufficient detail to enable such Facility Owner to determine that all such conditions to a Successful Performance Test have been satisfied.

                  (e) Each Facility Owner will use all reasonable efforts to notify Construction Manager at the earliest possible date of any inadequacy, inaccuracy or otherwise unacceptable information or results set forth in the Notice of Completion given to such Facility Owner. In the event that a Facility Owner believes that a Successful Performance Test has not been achieved, Construction Manager shall promptly take such action as may be taken by such Facility Owner under the applicable Construction Agreements as will enable Construction Manager to demonstrate a Successful Performance Test for the Facility in question and shall issue to such Facility Owner another Notice of Completion. Such procedure shall be repeated as necessary until a Successful Performance Test has been achieved for the Facility in question, in which case, Completion of such Facility shall be deemed to have occurred on the date of such Facility Owner's receipt of the most recently delivered Notice of Completion, which shall be considered the "final" Notice of Completion.

                  (f) If, upon completion of each of the Performance Tests for a Facility, it is not established that a Successful Performance Test has occurred, Construction Manager shall, until the applicable Performance Test Target Date (and thereafter, if directed by such Facility Owner), cause to be re-performed (consistently with Prudent Engineering Practices), the Performance Tests for the Facility in question in order to establish that a Successful Performance Test has occurred. Notwithstanding the foregoing, if prior to the applicable Performance Test Target Date, a Facility Owner, in consultation and agreement with Construction Manager, determines (i) that the applicable Performance Tests are not likely to be successfully completed or (ii) that it will accept such Facility as complete at less than the level of the applicable Performance Guarantees and/or that Completion shall be deemed to have occurred based on the performance of such Performance Tests, such Facility Owner may require Construction Manager to pursue on such Facility Owner's behalf, all remedies available to such Facility Owner pursuant to the terms of the applicable Major Supply Agreements.

                  (g) After successful completion of the Performance Tests for a Facility, Construction Manager shall cause Final Completion for such Facility to occur as soon as reasonably practicable.

      3.3 Personnel. Construction Manager shall provide and make available as necessary all professional, supervisory, managerial, administrative and other personnel as are reasonably necessary to perform the Services, and shall supervise the operation's personnel provided by a Facility Owner during start-up and testing for such Facility Owner's Facility. Personnel provided by Construction Manager shall be qualified and experienced in the duties to which they are assigned. The working hours, rates of compensation and all other matters relating to the employment of individuals employed by Construction Manager or its Affiliates in the performance of the Services shall be determined solely by Construction Manager or its respective Affiliates, but in a manner consistent with industry standards and rates, and the Construction Management Budget for the applicable Facility. Construction Manager also shall arrange, at each Facility Owner's expense, for suitable office and other related facilities and supplies at the applicable Facility site for all personnel working at such Facility site.

      3.4 Authority of Construction Manager. Subject to Section 3.8 hereof, Construction Manager is hereby granted, to the fullest extent permitted by law, during the Term, the right, power and authority to do on behalf of each Facility Owner in such Facility Owner's name all things which are necessary, proper or desirable to carry out the duties and responsibilities of Construction Manager under this Agreement with respect to such Facility Owner and its Facility, including the right, power and authority to engage in any actions and to execute, enter into, perform and carry out contracts and undertakings of any kind whatsoever necessary or incidental to the accomplishment of the purposes and objectives of such Facility Owner in connection with the design, engineering, procurement, construction, start-up and testing of such Facility Owner's Facility, so long as such activities, contracts and undertakings may be lawfully carried out or performed by or on behalf of such Facility Owner, and provided that in no event shall Construction Manager's authority hereunder be greater than or extend beyond the authority of such Facility Owner, as such authority may be limited by any covenant or other restriction contained in any applicable Construction Agreement. Each Facility Owner agrees, from time to time, to execute and deliver any additional written authorizations or powers of attorney which may be reasonably requested by Construction Manager to permit it to carry out the purpose and intent of this Section. Construction Manager represents and warrants to each Facility Owner that it has reviewed each Construction Agreement related to such Facility Owner's Facility and is familiar with the obligations of such Facility Owner under each such agreement and shall not take any actions that could reasonably be expected to cause such Facility Owner to be in breach of such agreements.

      3.5 Right to Request Instruction. At any time, Construction Manager may, if it reasonably deems it to be necessary or appropriate, request written instructions from a Facility Owner, within a reasonable period prior to the necessity for taking action, with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such written instructions. Actions taken by Construction Manager, its officers, employees and representatives in accordance with the written instructions of a Facility Owner shall be deemed to be proper conduct within the scope of Construction Manager's authority under this Agreement.

      3.6 Cooperation and Consultation. Each Facility Owner agrees that it shall cooperate with Construction Manager in the performance of Construction Manager's Services and, subject to the provisions of Article 4, shall not take any independent or unilateral action with respect to the applicable Construction Agreements or any other matter with respect to which Construction Manager has authority under this Agreement, without first consulting Construction Manager.

      3.7 Construction Manager Representative. Construction Manager shall appoint a project manager with respect to each Facility. In all matters concerning or arising under this Agreement, Construction Manager shall be bound by the written communications, directions, requests and decisions made by such project manager. The appointment of such project manager hereunder shall remain in full force and effect until a written notice of substitution or replacement is delivered by Construction Manager to the applicable Facility Owner; provided that any successor project manager shall be subject to approval by such Facility Owner, which approval shall not be unreasonably withheld. Unless a Facility Owner identifies its reasons for not approving any such successor in reasonable detail in a written notice to the Construction Manager delivered within ten (10) Days following Such Facility Owner's receipt of written notice of such successor's nomination by Construction Manager, such successor shall be deemed approved by such Facility Owner.

      3.8 Limitations on Authority. Notwithstanding any other provision hereof to the contrary, Construction Manager shall not without the prior written consent of the applicable Facility Owner (a) execute or otherwise approve any amendments or modifications to any of the Construction Agreements related to such Facility Owner's Facility, any other agreements related to the ownership, construction or operation of such Facility, or any Governmental Approvals related to such Facility, or (b) execute or otherwise approve any change orders under any of the Construction Agreements related to such Facility.

ARTICLE 4. OWNER'S RESPONSIBILITIES

      4.1 General. Each Facility Owner shall furnish, or cause to be furnished, to Construction Manager, at such Facility Owner's expense, such information, documentation, services and materials, which are not required to be provided by Construction Manager hereunder and which are reasonably requested by Construction Manager to permit it to perform the Services and to otherwise fulfill its obligations under this Agreement. All such items shall be made available at such times and in such manner as may be required by Construction Manager for the expeditious and orderly performance of the Services.

      4.2 Construction Costs. Each Facility Owner shall be responsible for payment of all amounts payable to the Construction Manager under this Agreement and to each of the Construction Parties under the Construction Agreements related to such Facility Owner's Facility.

      4.3 Owner Representative. Within ten (10) Days after the execution date of this Agreement (or, in the case of Facilities and Facility Owner's added after the Effective Date, within ten (10) Days after being added to this Agreement), each Facility Owner shall appoint an Owner Representative. In all matters concerning or arising under this Agreement, each Facility Owner shall be bound by the written communications, directions, requests and decisions made by its Owner Representative. Each Facility Owner shall notify Construction Manager in writing of such representative, and such appointment shall remain in full force and effect until a written notice of substitution or replacement is delivered by such Facility Owner to Construction Manager.

      4.4 Site Surveys; Access. Each Facility Owner shall furnish all necessary surveys of the applicable Facility site, including a description of the physical characteristics of such Facility site, soil reports and subsurface investigations of such Facility site, a description of utility locations on and adjacent to such Facility site, and a legal description of such Facility site. Each Facility Owner shall also provide Construction Manager all access to the applicable Facility site that the Construction Manager considers necessary to perform its Services hereunder.

      4.5 Permits, Easements, etc. Each Facility Owner shall secure and pay for necessary permits, licenses, approvals, easements, and charges required for the construction, use or occupancy of permanent structures or for permanent changes in existing facilities in connection with such Facility Owner's Facility.

      4.6 Professional Services. Each Facility Owner shall furnish such legal services as may be necessary for providing the items set forth in this Article 4 related to such Facility Owner's Facility and such auditing services as such Facility Owner may require.

      4.7 Prompt Provision. The services, information, surveys and reports to be furnished by each Facility Owner shall be furnished with reasonable promptness at such Facility Owner's expense, and Construction Manager shall be entitled to rely upon the accuracy and completeness thereof.

      4.8 Hazardous Substances. Each Facility Owner shall, in consultation with Construction Manager and with Construction Manager's assistance as reasonably requested, prepare a Hazardous Substances Plan for such Facility Owner's Facility, and update such plan from time to time as appropriate. Construction Manager shall, at such Facility Owner's cost, observe the provisions of the Hazardous Substance Plan applicable to Construction Manager.

      4.9 Taxes. Each Facility Owner shall pay, as and when due, all property, ad valorem, business and other taxes assessed or levied on or with respect to such Facility Owner's Facility by any federal, state or local governmental agency.

ARTICLE 5. CONSTRUCTION MANAGER'S COMPENSATION

      5.1 Generally. As compensation in full to Construction Manager for performance of its Services hereunder, each Facility Owner shall pay to Construction Manager the sum of the following (hereinafter collectively referred to as the "Construction Manager's Compensation") with respect to such Facility Owner's Facility:

            5.1.1 Project Personnel Cost Reimbursement. An amount equal to the sum of all direct wages and salaries (including overtime) which the Construction Manager actually pays to Project Personnel employed or retained solely to provide Services relating to such Facility Owner's Facility.

            5.1.2 Additional Reimbursement. Without duplication of the amounts described in Section 5.1.1, an amount equal to the sum of all amounts actually paid by Construction Manager for any items provided for in the Construction Management Budget with respect to such Facility Owner's Facility.

            5.1.3 Third Party Costs. Without duplication of the amounts described in Sections 5.1.1 and 5.1.2, an amount equal to the sum of all third party costs incurred by Construction Manager in the performance of the Services with respect to such Facility Owner's Facility.

      5.2 Budget. The Construction Management Budget for each Facility shall constitute the control document pursuant to which Construction Manager shall incur expenses with respect to such Facility hereunder. If at any time during the Term, the Construction Manager anticipates a Construction Management Budget overrun in the aggregate of fifteen percent (15%) or greater in any expense category set out in the then current Construction Management Budget with respect to a Facility, Construction Manager shall so notify the applicable Facility Owner in writing and shall prepare a proposed variance from the applicable Construction Management Budget incorporating such change. Except in the case of an Emergency, no expense shall be incurred by Construction Manager which will cause any expense category in the Construction Management Budget with respect to a Facility to be exceeded by more than fifteen percent (15%), unless Facility Owner that owns such Facility has approved such variance in writing.

      5.3 Payment. Within ten (10) Days after the last Day of each month after the Effective Date during the Term, Construction Manager shall send each Facility Owner an invoice setting forth in reasonable detail the amount of Construction Manager's Compensation for such preceding month with respect to such Facility Owner's Facility, accompanied by such supporting documentation and additional data as such Facility Owner may reasonably request. Such amounts shall be due and payable by each Facility Owner within thirty (30) Days of Construction Manager's submission of each invoice therefor. Construction Manager shall be paid any amounts included in the applicable Construction Management Budget for Services rendered by it or for Project Personnel costs or other costs incurred by it prior to the Effective Date with respect to a Facility within thirty (30) Days after the Effective Date. Unless otherwise agreed by a Facility Owner, Construction Manager shall provide such Facility Owner with a partial release or waiver of lien in conjunction with each payment of Construction Manager's Compensation.

      5.4 Interest. After the Effective Date, all payments due Construction Manager hereunder but unpaid shall bear interest at the lower of (a) the "prime rate" as published from time to time in the Wall Street Journal, plus two percent (2%), or (b) the highest rate permitted under applicable law.

      5.5 Accounting and Auditing. Construction Manager shall keep accurate and complete accounting records in support of all cost billings to each Facility Owner, in accordance with generally recognized accounting principles and practices consistently applied. Each Facility Owner and its audit representatives shall have the right at any reasonable time or times to examine, audit, and reproduce the records, vouchers, and other source documents which serve as the basis for Construction Manager's Compensation with respect to such Facility Owner's Facility. Such documents shall be available for examination, audit, and reproduction by a

Facility Owner and its representatives for three (3) years after the Final Completion Date for the applicable Facility.

      5.6 No Fees. In no event will Construction Manager receive any fee or additional compensation (other than Construction Manager's Compensation) for the Services.

ARTICLE 6. INDEMNIFICATION AND LIMITATIONS ON LIABILITY

      6.1 Indemnification By Construction Manager. Subject to Sections 6.4 and 6.5, Construction Manager shall indemnify, defend and hold each Facility Owner, CGC and their respective Indemnitees harmless from and against any and all claims, actions damages, expenses (including reasonable attorneys' fees), losses or liabilities incurred by or asserted against such Facility Owner, CGC and their respective Indemnitees for injury (including death) to persons or damage or destruction to property and any and all fees or penalties incurred by such Facility Owner, CGC or their respective Indemnitees, including damages arising from environmental contaminants, to the extent that such claims, actions, damages, expenses, losses or liabilities, including damages arising from environmental contaminants, are caused by the negligence, fraud or willful misconduct of Construction Manager or its Affiliates (other than the Facility Owner), employees, partners, agents, officers or directors.

      6.2 Indemnification by Facility Owner. Each Facility Owner shall indemnify, defend and hold Construction Manager and its Indemnitees harmless from and against any and all claims, actions, damages, expenses (including reasonable attorneys' fees), losses or liabilities incurred by or asserted against Construction Manager or its Indemnitees to the extent that such claims, actions, damages, expenses, losses or liabilities are caused by the negligence, fraud or willful misconduct of such Facility Owner or its Affiliates (other than Construction Manager and Operator), employees, partners, agents, officers or directors.

      6.3 Environmental Indemnity. Notwithstanding Section 6.1, each Facility Owner hereby waives any claim for liability against and agrees to defend, indemnify and hold Construction Manager and its Indemnitees harmless from and against any and all claims, actions, damages, fines, penalties, expenses (including those actions asserted by any governmental or regulatory body) incurred by or asserted against Construction Manager or its Indemnitees that arise out of or result from (a) any environmental contamination of such Facility Owner's Facility site or the property of any third party, or the failure of any Hazardous Substance Handling to be carried out in accordance with applicable laws or regulations, whether arising before or after the Effective Date, or (b) to the extent a Facility Owner has obtained insurance coverage with respect to any matter giving rise to a claim, except, as to any such contamination or failure occurring after the Effective Date, to the extent that such claims, actions damages, fines, penalties or expenses arise directly from Construction Manager's negligence or willful misconduct.

      6.4 Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, except as set forth below in this Section 6.4, no party to this Agreement nor its Indemnitees shall be liable hereunder for consequential or indirect loss or damage, including loss of Project Revenues, cost of capital, loss of goodwill, increased operating costs, or any other special or incidental damages; provided, however, that the foregoing limitation shall not apply to damages resulting from a party's willful misconduct; provided, further, that nothing in this sentence shall limit the obligations of a Facility Owner and Construction Manager under Sections 6.1, 6.2 and 6.3 to indemnify the other party with respect to claims by third parties otherwise covered by the provisions of Sections 6.1, 6.2 and 6.3. Except for damages resulting from Construction Manager's willful misconduct, Construction Manager's maximum cumulative liability under this Agreement with respect to a given Facility shall be limited to $250,000 per calendar year (prorated for partial calendar years if this Agreement terminates with respect to a given Facility on a date other than December 31) plus the proceeds available from, and actually collected under, any policy of insurance then in force with respect to the Services, the insurer of which waives subrogation against Construction Manager (which proceeds shall be applied directly to satisfy Construction Manager's liability under this Agreement); provided, however, that the foregoing limitation of liability shall not apply to damages resulting from Construction Manager's fraud or willful misconduct. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement (including in Sections 6.4 and 6.5) shall survive termination or expiration of this Agreement, and shall apply (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of warranty of the parry indemnified, released or whose liabilities are limited, and shall extend to the partners, principals, directors, officers and employees, agents and related or affiliated entities of such party, and their partners, principals, directors, officers and employees.

      6.5 Limitations on Recourse. The obligations of the parties under this Agreement are obligations of the parties only, and no recourse shall be available against any officer, director, employee, stockholder or partner of a party or its Affiliates. In addition, recourse against each Facility Owner and CGC is limited to such Facility Owner's interest in the Facility or CGC's interest in each of the Facilities, as applicable, including all tangible and intangible assets comprising the Facility, the revenue and income produced by the Facility and the proceeds of any of the foregoing.

      6.6 No Warranties or Guarantees. EXCEPT AS EXPRESSLY SET FORTH HEREIN, CONSTRUCTION MANAGER MAKES NO WARRANTY OR GUARANTY TO CGC, ANY FACILITY OWNER OR ANY OTHER PERSON OR ENTITY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT, THE SERVICES, OR THE SUBJECT MATTER OF THIS AGREEMENT, AND CONSTRUCTION MANAGER EXPRESSLY DISCLAIMS, AND CGC AND EACH FACILITY OWNER EXPRESSLY WAIVE, ANY AND ALL WARRANTIES IMPLIED BY LAW.

ARTICLE 7. TERM AND TERMINATION

      7.1 Term. This Agreement shall become effective on the Effective Date and, if not earlier terminated pursuant to this Article 7, shall expire upon the Final Completion Date (the "Term").

      7.2 Termination.

            7.2.1 Either party hereto may terminate this Agreement with respect to some or all of the Facilities for cause upon thirty (30) Days' prior written notice to the other party in the event of a Bankruptcy Event affecting such other party.

            7.2.2 Each Facility Owner may terminate this Agreement with respect to such Facility Owner's Facility upon thirty (30) Days' prior written notice to Construction Manager in the event that (a) Construction Manager (i) fails to perform its material obligations hereunder in accordance with the requirements of this Agreement with respect to such Facility and (ii) does not cure such failure within thirty (30) Days of the date of a notice from such Facility Owner demanding such cure (or within such longer period of time as is reasonably necessary to accomplish such cure, but not to exceed ninety (90) Days in the aggregate, if cure cannot be reasonably accomplished within such thirty (30) Day period and Construction Manager diligently commences and continues such cure in such period) or (b) Construction Manager is unable to substantially perform the Services in a material respect because of the happening of an event of Force Majeure with respect to such Facility which event would not similarly affect another construction manager having qualifications and availability to perform the Services similar to those of Construction Manager or (c)in the event of a Bankruptcy Event of Construction Manager's guarantor or (d) Construction Manager's guarantor disaffirms, disclaims, or rejects, in whole or in part, or challenges the validity of, the guaranty.

            7.2.3 Construction Manager may terminate this Agreement upon thirty
(30) Days' prior written notice to the applicable Facility Owner in the event that (i) such Facility Owner fails to make any payments, as and when due in each case, under this Agreement or under any insurance policy relating to such Facility Owner's Facility or to any taxing authority having jurisdiction over such Facility or such Facility Owner in respect of this Agreement, or (ii) the breach by such Facility Owner of any of its obligations under this agreement would cause Construction Manager, as it may determine in its reasonable discretion, to violate applicable Laws or subject it to unreasonable liability.

            7.2.4 Notwithstanding any provision herein to the contrary, no failure of Construction Manager to do any act or perform any Services that results from lack of budget authority or other required approval by a Facility Owner shall be deemed a breach of this Agreement with respect to such Facility Owner and such Facility Owner's Facility.

      7.3 Termination for Convenience.

            7.3.1 Each Facility Owner shall have, at any time during the Term, the right to terminate this Agreement with respect to such Facility Owner's Facility, without cause, upon thirty (30) Days' notice to Construction Manager.

            7.3.2 If a Facility Owner elects to terminate this Agreement with respect to such Facility Owner's Facility pursuant to this Section 7.3, the parties shall confer and set forth a description of the activities required in order to terminate in an orderly manner, including matters addressed in Section
7.4. In event of any termination pursuant to this Section 7.3, a Facility Owner shall have the right to request that Construction Manager continue to maintain or assist in training a replacement Construction Manager and to perform such other transition work with respect to such Facility Owner's Facility as Facility Owner may reasonably request, and

Construction Manager shall comply with any such request for a period not to exceed six (6) months. In the event of any such request, such Facility Owner shall pay to Construction Manager the Construction Manager's compensation set forth in Section 5.1.1 hereof, prorated over the transition period described in this Section 7.3, and any amounts due under Sections 5.1.2 and 5.1.3 hereof. Upon any such termination, such Facility Owner shall pay to Construction Manager, in addition to the amounts described in the preceding sentence, and otherwise, in full satisfaction and discharge of all liabilities and obligations owed to Construction Manager with respect to this Agreement related to such Facility Owner's Facility, the amounts specified in Section 7.5.

      7.4 Rights Upon Termination. Upon any expiration or termination of this Agreement with respect to a Facility, Construction Manager shall deliver to the applicable Facility Owner at such Facility Owner's principal place of business all records, documents, accounts, files and other materials of such Facility Owner or pertaining to such Facility Owner's business as Facility Owner may reasonably request. Such Facility Owner shall assume and become liable for any contracts or obligations that Construction Manager may have undertaken with third parties in connection with the Services as permitted in this Agreement with respect to such Facility Owner's Facility, and Construction Manager shall execute all documents and take all other reasonable steps requested by such Facility Owner which may be required to assign to and vest in Facility Owner all rights, benefits, interests and titles in connection with such contracts or obligations with respect to such Facility Owner's Facility. Expiration or termination of this Agreement shall not relieve any party hereto of liability which has accrued or arisen prior to the date of such expiration or termination.

      7.5 Termination Payment. In the event of a termination of this Agreement with respect to a Facility by Construction Manager pursuant to Section 7.2. or by a Facility Owner pursuant to Section 7.3, Construction Manager shall be entitled, in addition to all other amounts due hereunder (including under Section 5.1 hereof) as of the date of termination and regardless the reason for termination, to a termination payment from such Facility Owner equal to all costs and expenses reasonably incurred by Construction Manager as a direct result of such termination, including (a) all relocation and severance costs incurred with respect to Construction Manager's employees related to such Facility Owner's Facility that Construction Manager is contractually or legally obligated to pay to such employees (other than pursuant to any "golden parachute" or other like provisions contained in such contracts) or that are incurred with the prior written consent of such Facility Owner in accordance with established personnel policies of Construction Manager, and (b) the cost reasonably incurred by Construction Manager in withdrawing from the applicable Facility and otherwise demobilizing its operations with respect to such Facility. Such amounts shall be due and payable by such Facility Owner or a new owner of such Facility, as applicable, within thirty (30) Days after Construction Manager's submission of an invoice therefor.

      7.6 Suspension. In addition to the termination rights set forth in this
Article 7, in the event a Facility Owner fails (a) to pay amounts due to Construction Manager hereunder as and when due, (b) to pay any taxes on the applicable Facility as and when due, (c) to maintain the insurance required to be maintained by such Facility Owner hereunder or (d) to perform any of its other obligations hereunder with respect to such Facility Owner's Facility such that continued performance by Construction Manager hereunder is impractical, would violate applicable Laws or would subject Construction Manager to unreasonable liability, Construction Manager shall have the right to suspend the performance of Services hereunder with respect to such Facility Owner's Facility until such failure has been remedied.

ARTICLE 8. FORCE MAJEURE

      8.1 Excuse for Force Majeure. Subject to Section 7.2.2(b), a delay in or failure of performance hereunder by either party shall be excused to the extent caused by Force Majeure, with the exception of payment obligations. The foregoing provisions allowing a party to claim excuse due to Force Majeure shall not relieve such party from using its reasonable efforts to overcome or remove such Force Majeure. A party claiming such failure or delay shall give prompt notice thereof to the other party, together with a description of such efforts to overcome the Force Majeure.

      8.2 Legal Changes. In the event a party is unable to perform due to legislative, judicial, or regulatory agency action, this Agreement shall be amended as appropriate to comply with the legal change which caused the non-performance.

ARTICLE 9. INSURANCE

      9.1 Owner's Insurance. Beginning on the Effective Date and continuing for the Term of this Agreement, each Facility Owner shall procure and maintain in full force and effect, at such Facility Owner's cost, builder's risk all risk property and delay in start up insurance with respect to such Facility Owner's Facility in an amount equal to the replacement cost of such Facility, including boiler and machinery coverage with deductibles and sublimits as appropriate. In addition, Construction Manager shall be an additional insured with respect to any liability insurance obtained by or for the benefit of a Facility Owner with respect to such Facility Owner's Facility, and such Facility Owner shall require all such insurers to waive subrogation against Construction Manager.

      9.2 Construction Manager's Insurance. From and after the Effective Date, Construction Manager shall procure and maintain in full force and effect the following insurance coverage with respect to each Facility:

            (a) Worker's Compensation insurance with statutory limits, and employers liability insurance with limits of not less than $2,000,000 in the aggregate. Construction Manager shall require its insurers to waive all rights of subrogation against CGC, the applicable Facility Owner, and their respective officers, directors, agents and employees.

            (b) Business automobile liability insurance covering owned, non-owned and hired automobiles for a combined single limit of $1,000,000 each occurrence. This policy shall be primary as to other insurance which may be available to CGC, the applicable Facility Owner or its constituent members or partners and shall name CGC and such Facility Owner as additional insureds to the extent of the indemnity obligations assumed hereunder.

            (c) Commercial general liability insurance, including bodily injury, property damage, products/completed operations, blanket contractual, and personal injury liability, with a combined single limit of $1,000,000 each occurrence, all of which shall be endorsed to name

CGC and the applicable Facility Owner as additional insureds to the extent of the indemnity obligations assumed hereunder.

            (d) Umbrella liability providing excess general liability, automobile liability and employment liability with a combined single limit of $25,000,000, which shall be endorsed to name CGC and the applicable Facility Owner as additional insureds to the extent of the indemnity obligations assumed hereunder.

      9.3 Evidence of Insurance. Each party shall provide to the other certificates of insurance evidencing the required insurance as the requesting party may reasonably specify.

      9.4 Endorsements. Each of me required policies shall be endorsed to provide that the other party requiring the insurance hereunder be given thirty
(30) Days advance notice of cancellation or material change.

      9.5 Coverage under Owner's Policies. Each Facility Owner, at its option, may add Construction Manager as a named insured to such Facility Owner's liability policies in order to fulfill Construction Manager's obligations hereunder.

ARTICLE 10. MISCELLANEOUS

      10.1 Assignment. None of the Facility Owners or Construction Manager may assign this Agreement, nor may Construction Manager delegate to another the performance of the Services, without the prior written consent of the other applicable party; provided, however that a Facility Owner shall have the unconditional right, by security, charge or otherwise, to encumber its interest under this Agreement, and may also assign its rights to any financially qualified party, subject, in the latter case to Construction Manager's approval, which approval shall not be unreasonably withheld or delayed. Construction Manager shall execute a consent to assignment and such other documents in connection with any assignment to such secured party or financially qualified party, as the case may be, as such party may reasonably request.

      10.2 Governing Law; Forum. This Agreement shall be governed by the law of the State of California. Actions to enforce or interpret this Agreement or to resolve disputes hereunder shall be brought in the United States District Court in San Jose, California, or, if such court does not have jurisdiction over such action, in the Superior Court of the State of California in San Jose, California, which courts shall have exclusive jurisdiction with respect to such matters. For purposes of the foregoing, each Facility Owner and Construction Manager hereby submit and agree to the jurisdiction of such courts.

      10.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement among CGC, the Facility Owners and Construction Manager with respect to the matters covered hereby and supersedes all prior negotiations, representations, agreements or understandings relating thereto. This Agreement may be amended with respect to a particular Facility only by a writing signed by a duly authorized representative of CGC (if CGC's rights and obligations are affected), the applicable Facility Owner and Construction Manager.

      10.4 Survival. Notwithstanding any provisions herein to the contrary, the provisions set forth in Articles 6 and 7 shall survive in full force the expiration or termination of this Agreement.

      10.5 Waivers. Either party may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

      10.6 Notices. Any written notice, direction, instruction, request or other communication required or permitted under this Agreement shall be deemed to have been duly given on the date of receipt, and shall be either served personally or by facsimile to the party to whom notices is to be given, or mailed to the party to whom notices is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other party in the manner provided in this
Section 10.6.

CGC:                    Calpine Generating Company, LLC
                        c/o Calpine Corporation
                        50 West San Fernando Street
                        San Jose, CA 95113
                        Attention: General Counsel
                        Telephone: (408)995-5115
                        Facsimile: (408)975-4648

FACILITY OWNER:         At the address set forth on Appendix B

With a copy to:         Calpine Corporation
                        50 West San Fernando Street
                        San Jose, CA 95113
                        Attention: General Counsel
                        Telephone: (408)995-5115
                        Facsimile: (408)975-4648

CONSTRUCTION MANAGER:   Calpine Construction Management Company, Inc.
                        104 Woodmere Avenue
                        Folsom, CA 95630
                        Attention: Asset Optimization and Regional Counsel
                        Telephone: (916)608-3800
                        Facsimile: (916)985-5655

      10.7 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired, or invalidated.

      10.8 Not for Benefit of Third Parties. Except with respect to any person in whose favor an interest in this Agreement may be created pursuant to Section 10.1, this Agreement and each and every provision thereof is for the exclusive benefit of CGC, the Facility Owners and Contraction Manager and is not for the benefit of any third party.

      10.9 Headings. The headings herein in this Agreement are for reference only and shall not affect the construction of this Agreement.

      10.10 Counterparts. This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the parties hereto shall constitute a single original document.

                     [The next page is the signature page.]

      IN WITNESS WHEREOF, the parties hereto have caused this Construction Management Agreement to be executed by their officers or partners thereunto duly authorized as of the day and year first written above.

CALPINE CONSTRUCTION                       CALPINE GENERATING COMPANY, LLC
MANAGEMENT COMPANY, INC.

By: /s/ Rodney Malcolm                     By: /s/ Zamir Rauf
    ---------------------------------          ---------------------------------
Name:  RODNEY MALCOLM                      Name:  ZAMIR RAUF
Title: Authorized Signatory                Title: Vice President

COLUMBIA ENERGY, LLC                       GOLDENDALE ENERGY CENTER, LLC

By: /s/ Zamir Rauf                         By: /s/ Zamir Rauf
    ---------------------------------          ---------------------------------
Name:  ZAMIR RAUF                          Name:  ZAMIR RAUF
Title: Vice President                      Title: Vice President

PASTORIA ENERGY FACILITY, L.L.C.

By: /s/ Zamir Rauf
    ---------------------------------
Name:  ZAMIR RAUF
Title: Vice President

                                   APPENDIX A

                                  DEFINITIONS

      "Affiliate" means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of the foregoing definition, "control" means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other securities or equity interests having ordinary voting power to elect the board of directors, managing general partner or similar managing authority or (ii) the power to direct the management of such Person.

      "Bankruptcy Event" shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrate, trustee or other officer with similar powers for such Person, or any substantial part of its assets; or such Person shall make an assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely controverted,
(ii) the petition commencing the involuntary case is not dismissed within sixty
(60) Days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) Days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, of such Person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

      "CGC" means Calpine Generating Company, LLC, a Delaware limited liability company.

      "Completion" means, with respect to a Facility, that all Performance Tests have been successfully completed as required under the Major Supply Agreements related to such Facility and either all applicable Performance Guarantees have been satisfied by Successful Performance Tests or, if Successful Performance Tests have not been achieved, the counterparty to the applicable Major Supply Agreement has paid liquidated damages for shortfalls in performance as required thereunder and all other work to be performed under the applicable Major Supply Agreements has been performed in accordance with the requirements thereof and such other procedures as may have been developed by Construction Manager in the due course of project implementation, as evidenced by delivery of a final Notice of Completion from Construction Manager.

      "Completion Date" means, with respect to a Facility, the date on which Completion of such Facility occurs.

      "Construction Agreements" means, with respect to a Facility, the Major Supply Agreements and the Engineering Contract related to such Facility.

      "Construction Contract" means, for each Facility, the Construction Contract specified on Appendix B. The Construction Contract generally provides for the design and construction of the Facility other than the work provided for in the other Major Supply Agreements related to such Facility.

      "Construction Management Budget" means, with respect to a Facility, the budget attached hereto as Exhibit B related to such Facility, as such may be amended from time to time under the terms of this Agreement.

      "Construction Manager Representative" means the individual representative for a Facility appointed by Construction Manager and authorized and empowered to act for and on behalf of Construction Manager on all matters concerning or arising under the Construction Management Agreement.

      "Construction Parties" means, with respect to a Facility, the Engineer for such Facility, the parties to the Major Supply Agreements (other than Facility Owner) for such Facility and any sub-contractors of any of the foregoing.

      "Contractor" means, for each Facility, the Contractor specified for such Facility on Appendix B.

      "Day" means a calendar day.

      "Effective Date" shall have the meaning given in the preamble to this Agreement.

      "Emergency" means an event occurring at a Facility which poses actual or imminent risk of serious personal injury, physical damage or environmental contamination requiring immediate preventative or remedial action by Construction Manager and for which advance approval by the applicable Facility Owner otherwise required under the Construction Management Agreement would be impossible or impractical.

      "Engineer" means, for each Facility, the Engineer specified for such Facility on Appendix B.

      "Engineering Contract" means, for each Facility, the Engineering Contract specified on Appendix B.

      "Facility" means each Facility described on Appendix B.

      "Facility Owner" has the meaning given in the preamble to this Agreement.

      "Final Completion" means, with respect to a Facility, that Completion of such Facility has been achieved and all work under all of the applicable Construction Contracts, including the completion of all punch-list items and post mechanical completion services by the Contractor under such Construction Contract has been completed.

      "Final Completion Date" means, with respect to a Facility, the date upon which Final Completion of such Facility occurs.

      "Force Majeure" means acts, events, occurrences and conditions beyond the reasonable control of the party claiming Force Majeure including acts of God, labor disputes (other than those affecting Construction Manager unless such labor disputes are of a general nature or affect the entire industry), sudden actions of the elements, the effect of changes in applicable laws or regulations, actions by federal, state, or municipal agencies, actions of legislative, judicial, or regulatory agencies or denial, lapse or revocation of any permit, license or regulatory approval necessary in connection with the operation of a Facility.

      "Governmental Approval" means any permit, approval, license, right, franchise, order, authorization, waiver, exemption, variance or consent issued or given by any government, political subdivision, agency, authority, board, commission, bureau, court, tribunal or other governmental or judicial entity related to the ownership, construction or operation of a Facility.

      "Hazardous Substance Handling" means the management, handling, labeling, containing, treatment, storage and removal of any hazardous waste or toxic materials at the Facility site, in accordance with applicable laws and regulations.

      "Hazardous Substance Plan" means, with respect to a Facility, a plan for Hazardous Substance Handling for such Facility.

      "Indemnitees" of a party means each of its Affiliates and permitted assignees, and each of the officers, directors, employees, agents, partners and shareholders of the party and its Affiliates and permitted assignees.

      "Laws" means all laws, statutes, rules, regulations, orders and ordinances or specified standards or objective criteria contained in any applicable license, permit or approval, or other legislative or administrative act, of the United States of America or any state, agency, department, authority, political subdivision or other instrumentality thereof, or a decree, judgment or order of a court from time to time in effect, including those governing wages, hours, employment discrimination and safety, laws regarding workers' compensation, disability laws and employee benefit laws and including any applicable engineering, construction, safety or electrical generation code.

      "Major Supply Agreements" means, with respect to a Facility, the Power Island Supply Contracts and Construction Contract related to such Facility.

      "Notice of Completion" means, with respect to a Facility, the notice delivered by the Construction Manager to the applicable Facility Owner following a Successful Performance Test at such Facility Owner's Facility.

      "Operating and Maintenance Agreement" means that certain Master Operation and Maintenance Agreement dated as of March 23, 2004 among CGC, the Facility Owners, certain other subsidiaries of CGC, and Calpine Operating Services Company, Inc.

      "Operator" means Calpine Operating Services Company, Inc. as operator under the Operating and Maintenance Agreement.

      "Owner Representative" means, with respect to a Facility, the individual representative for such Facility appointed by the applicable Facility Owner and authorized and empowered to act for and on behalf of such Facility Owner on all matters concerning or arising under the Construction Management Agreement.

      "Performance Guarantees" means, with respect to a Facility, collectively
(a) the "performance guarantees" and similar terms as defined in each of the Major Supply Agreements related to such Facility, and (b) any additional guarantees provided by the Contractor in the Construction Contract related to such Facility.

      "Performance Tests" means, with respect to a Facility, collectively (a) "performance tests," "performance testing" and similar terms as defined in each of the Major Supply Agreements related to such Facility, (b) "acceptance tests" as defined in the Construction Contract related to such Facility, and (c) test procedures developed by the Construction Manager in the due course of project implementation, which shall include the use of a certifiable continuous emissions monitoring system or a qualified independent third party environmental testing firm to monitor emissions during such tests or testing.

      "Performance Test Target Date" means, with respect to a Facility, the date on which a Successful Performance Test for such Facility is scheduled to occur under the terms of the Construction Contract for the Facility related to such Facility.

      "Person" means any natural person, corporation, partnership, limited liability company, firm or other entity.

      "Power Island Supplier" means, with respect to a Facility, each party that has entered into a Power Island Supply Contract with respect to such Facility.

      "Power Island Supply Contracts" means, for each Facility, the Power Island Supply Contracts specified on Appendix B.

      "Project Personnel" means the permanent or temporary employees or representatives of, Construction Manager or employed or retained at a Facility solely to provide Services relating to the Facility.

      "Project Revenues" means for any month or other reference period, gross revenues received during each month or other period from all sales of steam, electric energy and capacity generated by a Facility.

      "Prudent Engineering Practices" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of electric generation stations of a type and size similar to those constituting the Facility as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of gas turbines, steam turbines, electrical generators and other equipment and facilities with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Engineering Practices are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

      "Scheduled Completion Date" means, for each Facility, the Scheduled Completion Date specified on Appendix B.

      "Secured Obligations" means the "Secured Obligations" as defined in that certain Security Agreement dated as of March 23, 2004 by and between CGC, the Facility Owners, as guarantors, and Wilmington Trust Company, as collateral trustee.

      "Services" shall have the meaning given such term in Section 3.2 of this Agreement.

      "Successful Performance Test" means, with respect to a Facility, that the Performance Tests for such Facility have been completed and the Performance Guarantees provided under the Major Supply Agreements related to such Facility have been met in accordance with the terms of each such agreement.

      "Term" has the meaning given in Section 7.1 of this Agreement.

                                   APPENDIX B

                              FACILITY DESCRIPTIONS

                   (MASTER CONSTRUCTION MANAGEMENT AGREEMENT)

COLUMBIA ENERGY CENTER

Address for Notices:  100 Calpine Way
                      Gaston, South Carolina 29053
                      (803) 739-4940

Description of Facility:   The Columbia facility is a nominal 464 MW natural
                           gas-fired combined cycle generating facility with an approximate peak capacity of 641 MW. The facility consists of two General Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply steam to a single Toshiba steam turbine.
                           The facility supplies steam to Eastman Chemical
                           Company.

Contractor:     TIC - The Industrial Company

Construction Contract:     Contract for Construction dated July 13, 2001

Engineer:   Sargent & Lundy, L.L.C.

Engineering Contract:      Contract for Professional Services dated as of
                           January 10, 2001

Power Island Supply Contracts:      (1) Purchase Contract for Two PG7241FA Gas
                                    Turbine Generators dated May 14, 2001
                                    between Columbia Energy, L.L.C. and General
                                    Electric Company

                                    (2) Purchase Contract - Steam Turbine
                                    Generator and Accessories; Steam Surface
                                    Condenser and Accessories dated April 2,
                                    2001 between Columbia Energy, L.L.C. and
                                    Toshiba International Corporation

                                    (3) Purchase Contract for Heat Recovery
                                    Steam Generators and Accessories dated May
                                    14, 2001 between Columbia Energy, L.L.C. and
                                    Nooter/Eriksen, Inc.

Scheduled Completion Date: March 2004

GOLDENDALE ENERGY CENTER

    Address for Notices:   600 Industrial Park Way
                           Goldendale, Washington 98620
                           (509) 773-0380

Description of Facility:   The Goldendale facility will be a nominal 237 MW
                           natural gas-fired combined cycle power generating facility with an estimated peak capacity of 271 MW. The facility will consist of a single General Electric combustion turbine and a Hitachi heat recoversy steam generator which supplies steam to a single Hitachi steam turbine.

Contractor:     TIC - The Industrial Company

Construction Contract:     Contract for Construction dated November 3, 2003

Engineer:       Cochrane Engineering, Ltd.

Engineering Contract:      Contract for Professional Services dated December
                           1, 2001

Power Island Supply Contracts:      (1) Agreement dated September 22, 2000
                                    between Enron Equipment Procurement Company and General Electric Company for Gas Turbine
                                    Generator Package, assigned to Goldendale
                                    Energy Center, LLC

                                    (2) Purchase Order No. FR04710003 (Steam
                                    Turbine Generator Set) dated October 18,
                                    2000 between National Energy Production
                                    Company and Hitachi America, Ltd., assigned to Goldendale Energy Center, LLC

                                    (3) Purchase Order Agreement No. FR04710004
                                    (Heat Recovery Steam Generator) dated
                                    October 18, 2000 between National Energy
                                    Production Company and Hitachi America,
                                    Ltd., assigned to Goldendale Energy Center,
                                    LLC

Scheduled Completion Date: May 2004

PASTORIA ENERGY CENTER

    Address for Notices:   39789 Edmonston Pumping Plant Road
                           Lebec, California 93243
                           (661) 654-8000

Description of Facility:   The Pastoria facility will be a nominal 759 MW
                           natural gas-fired combined cycle generating facility with an estimated peak capacity of 769 MW. Th facility is being constructed in two phases. Phase 1 consists of a single General Electric combustion turbine and a Nooter Eriksen heat recovery steam generator which supplies a single General Electric steam turbine. Phase 2 consists of two General
                           Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply a single
                           General Electric steam turbine.

Contractor:     Calpine Construction Management Company, Inc.

Construction Contract:     Contract for Construction dated July 1, 2003

Engineer:       Utility Engineering Corporation

Engineering Contract: Contract for Professional Services dated March 27, 2001

Power Island Supply Contracts:      Agreement dated May 1, 2000 between
                                    Westdeutsche Landesbank Grizentrale, New
                                    York Branch, acting through its agent Enron
                                    North America Corp., and General Electric
                                    Company for Combined Cycle Power Islands, amended by Amendment dated September 15, 2000, assigned to Pastoria Energy Facility,
                                    L.L.C.

Scheduled Completion Date: Phase 1 (1X1): September 2004
                           Phase 2 (2X1): August 2005

                                    EXHIBIT A

                                       TO

                    MASTER CONSTRUCTION MANAGEMENT AGREEMENT

                              SERVICES DESCRIPTION

DESIGN PHASE

-     Consultation during Facility development

-     Scheduling

-     Prepare Facility budgets

-     Coordination of contract documents

-     Negotiate construction contracts

-     Negotiate design contracts

-     Negotiate major equipment procurement contracts

- Develop and implement a system for the preparation, review and processing of change orders

-     Drawing and specification review

CONSTRUCTION PHASE

-     Project control

-     Coordinate and provide general direction of the work

-     Expedite procurement of major equipment

-     Conduct weekly site schedule and coordination meetings

-     Schedule and conduct progress meetings for Facility Owner

-     Provide regular monitoring of the Facility construction schedules

- Prepare monthly progress reports to present information such as status of construction, engineering status, report of actual expenditures vs. budget, procurement status, safety report, and status of project schedule and milestone dates

-     Review and approve monthly progress estimates

- Provide Facility Owner information as appropriate so that loan advance applications can be prepared by Facility Owner

- Assist the Facility Owner, Contractor and Engineer in obtaining construction and building permits

-     Audit quality control programs

-     Monitor each Contractor's safety program

-     Record the progress of Facility

- Coordinate with the Engineer in determining the Completion Date for each report

- With Facility Owner's assistance, provide to appropriate governmental agencies all of the documents, plans and specifications required by the Facility's permits from time to time

- Administer and enforce Facility Owner's rights under the construction and design contracts

START UP AND COMMISSIONING PHASE

- Review and test Facility subsystems and turnover packages when the Contractor states that they are ready for turnover and testing

- Coordinate and administer the start up of each subsystem and of the Facility as a whole

-     Coordinate and administer all Performance Tests

- Obtain the initial inventory of spare parts in accordance with the Construction Management Budget

                                    EXHIBIT B

                                       TO

                    MASTER CONSTRUCTION MANAGEMENT AGREEMENT

                         CONSTRUCTION MANAGEMENT BUDGETS

     [The Construction Management Budgets for each Facility are attached.]

PASTORIA CONSTRUCTION MANAGEMENT
BUDGET

                                           AMOUNTS IN US $
                                         BALANCE TO COMPLETE
                                         -------------------
CONSTRUCTION MANAGEMENT
 SITE OFFICE
   Base Wages                                 4,889,506
   Consultants and Outside Servies              360,925
   Temporary Living/ Per Diem                   772,891
   Communications Equipment                       5,989
   Field Office Rent                            146,076
   Meals                                          9,538
   Office Supplies and Expense                   59,781
   Office Equipment                              14,537
   Reporduction                                  22,667
   Memberships and Dues                           2,664
   Photograpy                                    11,339
   Contributions                                  8,334
   Relocation                                    40,298
   Safety Equipment and Supplies                  1,314
   Travel & Entertainment Expense                52,653
   Vehicle Expense                               18,271
   Travel Home                                  140,780

 SACRAMENTO LABOR & RELATED COSTS
   Base Wages                                   555,702
   Meals & Entertainment                          4,800
   Travel Expense                                46,991

 CORPORATE LABOR & RELATED COSTS
   Base Wages                                   138,881

COMMISSIONING
 COMMISSIONING
   Support                                    5,092,184

  Support Per Diem                              370,265
  Craft Support                               1,508,060
  Third Party Testing                           325,000
  Flushes and Flows                             120,000
  Field Supplies                                128,564
  Oil Flushes                                   120,000
  Hydrolaise                                    325,000
  Chemical Clean                                470,000
  Consultants                                   100,000
  First Fill Chemicals                          155,000
  First Fill Oils/Lubricants/Gases              270,000
  Fuels                                       6,020,000
  Power                                      (4,987,500)

MOBILIZATION
 Mobilization (Permanent Operations)            435,411
  Combustion Turbine Spare Parts              9,800,000
                                             ----------
  TOTAL                                      27,555,921
                                             ==========

GOLDENDALE CONSTRUCTION MANAGEMENT BUDGET

                                                                    AMOUNTS IN US $
                                                                  BALANCE TO COMPLETE
                                                                  -------------------
CONSTRUCTION MANAGEMENT
SITE OFFICE
                       Base Wages                                         703,300
                       Temporary Labor                                    109,920
                       Temporary Living/ Per Diem                           6,000
                       Field Office Rent                                  120,000
                       Meals & Entertainment                                9,000
                       Office Expense                                     180,000
                       Safety Equipment and Supplies                        1,400
                       Travel Expense - Site                               24,000
                       Vehicle Expense                                      9,000

SACRAMENTO LABOR & RELATED COSTS

                       Base Wages                                         100,000
                       Meals & Entertainment                                1,600
                       Travel Expense                                       4,000

CORPORATE LABOR & RELATED COSTS
                       Base Wages                                          12,000
COMMISSIONING
COMMISSIONING
                       Support                                            833,849
                       Support Per Diem                                    98,400
                       Craft Support                                      743,313
                       Third Party Testing                                331,667
                       Flushes and Flows                                  160,000
                       Field Supplies                                      90,000
                       Consultants                                         30,000
                       First Fill Chemicals                                75,000
                       Fuels                                           3,301, 500
                       Power                                              450,000

MOBILIZATION
                       Mobilization (Permanent Operations)              2,475,604
                       Combustion Turbine Spare Parts                   1,884,654
                       Balance of Plant Spares                            800,000
                       Furniture, Office supplies, Equip., Tools           52,364
                       Pickup Truck                                         3,272
                       Performance Won. System/CMMS                        71,625
                                                                       ----------
TOTAL                                                                  12,681,468
                                                                       ==========

                                                                      AMOUNTS IN
COLUMBIA CONSTRUCTION MANAGEMENT BUDGET                               US $

                                                                                  BALANCE TO
                                                                                   COMPLETE
                                                                                   --------
CONSTRUCTION MANAGEMENT
                 SITE OFFICE
                                    Base Wages                                   $   516,016
                                    Temporary Living/ Per Diem                   $    61,975
                                    Field Office Rent                            $     7,200
                                    Meals & Entertainment                        $     3,500
                                    Office Expense                               $    11,132
                                    Travel Expense                               $     9,655
                                    Vehicle Expense                              $     7,521
                  SACRAMENTO LABOR & RELATED COSTS
                                    Base Wages                                   $   125,000
                                    Travel Expense                               $    12,000
                  CORPORATE LABOR & RELATED COSTS
                                    Base Wages                                   $    65,000
                                    Travel Expense                               $    15,000
                  REGIONAL LABOR & RELATED COSTS
                                    Base Wages                                   $   525,000
                                    Travel Expense                               $     7,500

COMMISSIONING
                  COMMISSIONING

                                    Support                                      $   165,000
                                    Support Per Diem                             $         0
                                    Craft Support                                $   283,219
                                    Third Parry Testing                          $         0
                                    Flushes and Flows                            $         0
                                    Field Supplies                               $    67,360
                                    Consultants                                  $         0
                                    First Fill Fuel Oil Tank                     $ 1,500,000
                                    First Fill Chemicals                         $    35,453
                                    First Fill Oils/Lubricants/Gases             $    90,000
                                    Fuels                                        $ 5,215,658

                                    Fuels take or pay fees                       $ 1,663,247
                                    Power                                        $    90,000
                  MOBILIZATION
                                    Mobilization (Permanent Operations)          $   350,000
                                    Mobilization Travel                          $     1,200
                                    Combustion Turbine Spare Parts               $ 2,385,962
                                    Balance of Plant Spares                      $ 2,165,950
                                    Engr after Start up                          $   190,000
                                    Furniture, Office supplies, Equip., Tools    $   180,797
                                    Pickup Truck                                 $    16,705
                                    Mobile Equipment                             $   107,547
                                                                                 -----------
                                    Total                                        $15,874,598
                                                                                 ===========